EXHIBIT 3(i).7

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 EQUITY AU, INC.


Pursuant to the provisions of the Delaware  General  Corporation Law, Equity AU,
Inc.,  adopts  the  following   Certificate  Amendment  to  its  Certificate  of
Incorporation:

FIRST: The name of the Corporation is Equity AU, Inc.

SECOND: The following amendments to the Certificate of Incorporation of the Corporation was adopted by resolution provided by the shareholders on the 24th day of January, 2000, in the manner prescribed by the Delaware General Corporation Law:

     Paragraph 1 of the Certificate of Incorporation, as amended, of Equity AU, Inc. is hereby repealed and amended by substitution of the following paragraph 1:

     "1. The name of the corporation is EQUITY TECHNOLOGIES & RESOURCES, INC."

     Paragraph 2 of the Certificate of Incorporation, as amended, of Equity AU, Inc., is hereby repealed and amended by substitution of the following paragraph 2:

     "2. The address of its principle place of business of the surviving corporation is 1013 Centre Road, Wilmington, Delaware 19805." The agent for service of process will be Corporate Service Company, 1013 Centre Road, Wilmington, Delaware 19805.

THIRD: The date of adoption of the amendments by the shareholders was January 24, 2000. The date of adoption of the amendments by the Board of Directors was January 24, 2000.

FOURTH: The number of shares voted for the amendment by the holders of the outstanding shares of common stock was sufficient for the approval of the amendment.

FIFTH: The manner in which any exchange, reclassification or cancellation of issued shares provided for in the amendments shall be effected as follows: None.

SIXTH : The manner in which such amendments effect a change in the amount of stated capital and the amount of stated capital changed by such amendments is as follows: None.

IN WITNESS WHEREOF the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be executed this 2nd day of January, 2000.

                                 EQUITY AU, INC.
                             a Delaware Corporation



                          By: (x) Frank G. Dickey, Jr.
                            ----------------------------------------
                            Frank G. Dickey, Jr., President



ATTEST:

Laura G. White
-- ---------------
Laura G. White, Secretary



THE STATE OF KENTUCKY)
                     )
COUNTY OF  Fayette   )


     BEFORE ME, the undersigned authority, a Notary Public in and for the State of Kentucky, on this day personally appeared Frank G. Dickey, President of EQUITY AU, INC., a Delaware corporation, known to me to be the person and officer whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same as a duly authorized officer of such corporation, and as the act and deed of such corporation, for the purposes and consideration therein expressed, and in the capacity therein expressed, and in the capacity therein stated.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE, this 2nd day of February, 2000.



                                        /s/Pam Kowalski
                                       -----------------------------------
                                       Notary Public, State of Kentucky

                                        Pam Kowalski
                                       -----------------------------------
                                        (Printed/Typed Name of Notary
My Commission Expires:
 August 17, 2002
---------------------------